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                       CENTRAL AND SOUTH WEST CORPORATION

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

>
COVER

CENTRAL AND SOUTHWEST CORPORATION
     1998 SUMMARY ANNUAL REPORT

[GRAPHICS OMITTED]


Focus on the Future. Focus on Success.

INSIDE COVER

Central and South West Corporation

1998 Summary Annual Report



Table of Contents
CSW Milestones                                    3
Letter from the Chairman                          4
CSW Operations                                   10
Financial Information                            23
Comparative Statistical and Financial Record     28
Board of Directors and Officers                  30
Shareholder Information                          31





CSW Profile

Central and South West Corporation is an investor-owned electric utility holding company based in Dallas, Texas.
   CSW owns and operates four electric utilities in the United States: Central Power and Light Company, Public Service Company of Oklahoma, Southwestern Electric Power Company and West Texas Utilities Company. These companies serve
1.7 million customers in an area covering 152,000 square miles of Texas, Oklahoma, Louisiana and Arkansas.
   CSW also owns a regional electricity company in the United Kingdom, SEEBOARD plc, which serves 2 million customers in Southeast England.
   CSW engages in international energy, telecommunications and energy services businesses through the following nonutility subsidiaries:
    -CSW Energy, Inc., which develops,  acquires,  constructs, owns and operates nonutility power projects and exempt wholesale generators in the United States;
    -CSW  International,   Inc.,  which  engages  in  international  activities,
     including developing, acquiring, financing and owning foreign utility companies;
    -C3 Communications,  Inc., which provides automated metering, interval meter data and related products and services, and high-capacity city-to-city fiber networks for telecommunications carriers and other wholesale customers;
    -EnerShop Inc., which provides energy-management analysis, equipment and EnerACTSM services to increase productivity and lower energy costs for customers nationwide;
    -CSW  Credit,  Inc.,  which buys the  accounts  receivable  of our  electric utility subsidiaries and other utilities;
    -CSW Leasing, Inc., which owns leveraged leases of capital equipment; and -Central and South West Services, Inc., which provides management and professional services; all services for the corporation and its four U.S. electric companies are conducted at cost.

   Through separate investments in various joint ventures, CSW owns indirect interests in:
    -Numanco, which provides staffing services for nuclear power plants; -Diversified Energy Contractors Company, a CSW Energy subsidiary that repairs, upgrades, installs and maintains steam, power and process systems in the U.S.;
    -Empresa de Eletricidade  Vale Paranapanema  S.A., an electric  distribution company serving 1.9 million customers in Brazil;
    -Enertek,   a   joint-venture   company  that  owns  Mexico's   first  major
     cogeneration project located in Altamira, Tamaulipas;
    -Beacon Gas, a joint venture with BP Amoco to market  natural gas throughout the U.K.;
    -Medway Power,  a joint  venture among  SEEBOARD,  Southern  Electric  Power
     Generation Limited and AES Medway Electric Ltd., that owns and operates a 675-megawatt independent power station on the Isle of Grain in the U.K.; and
    -South Coast Power Limited, a joint venture with Scottish Power plc to build a 400-megawatt combined-cycle generating station in West Sussex, England.

Focus on the Future. Focus on Success.

As we continue to pursue our merger with American Electric Power Company and to prepare for the opening of the electric power industry to greater competition, we are focused on the future and a strategy of success for Central and South West. We are positioning CSW for this new era by enhancing and building on our traditional strengths.

Our strategy is to seek excellence in customer service, to lower costs in our operations and to invest in a dynamic portfolio of assets and services that can be optimally managed with our proven capabilities.

Given the progress we made on our goals in 1998, we believe we are positioned for success in the new electric power world of tomorrow.

Financial Highlights
Central and South West Corporation



For the years ended December 31,                                 1998     1997
________________________________________________________________________________
financial data in millions

Operating Revenues                                              $5,482   $5,268
U.S. Electric Fuel and Purchased Power                           1,301    1,266
United Kingdom Cost of Sales                                     1,204    1,291
Other Operating Expenses                                         1,719    1,630
Taxes                                                              392      346
________________________________________________________________________________
Operating Income                                                   866      735
Other Income                                                        42       32
Interest and Other Charges                                        (468)    (438)
Extraordinary Item                                                   -     (176)
________________________________________________________________________________
Net Income for Common Stock                                     $  440   $  153
================================================================================

common stock data and dividends

Basic and Diluted Earnings per Share                             $2.07    $0.72
Dividends per Share                                              $1.74    $1.74
Book Value per Share                                            $17.04   $16.76
Average Common Shares Outstanding (millions)                    212.4    212.1
Return on Average Common Equity                                  12.4%     4.2%
Dividend Yield                                                    6.3%     6.4%
Dividend Payout Ratio                                              84%     242%
Year-End Market Price                                          $27 7/16 $27 1/16
================================================================================

                                                closing market price   dividends
                                                   high       low         paid
________________________________________________________________________________
1998

First Quarter                                    $27 13/16   $26 1/4     $0.435
Second Quarter                                   $27 5/8     $25 5/8     $0.435
Third Quarter                                    $28 3/4     $25 1/4     $0.435
Fourth Quarter                                   $30 1/16    $27 3/8     $0.435
________________________________________________________________________________
                                                                         $1.74
                                                 ===============================
________________________________________________________________________________
1997

First Quarter                                    $25 3/4     $21 1/4     $0.435
Second Quarter                                   $22 1/8     $18 1/4     $0.435
Third Quarter                                    $22 7/16    $19 3/4     $0.435
Fourth Quarter                                   $27 5/16    $20 5/8     $0.435
________________________________________________________________________________
                                                                         $1.74
                                                 ===============================


The condensed consolidated statements in this summary annual report were derived from the consolidated financial statements that appear in CSW's 1998 Financial Report to shareholders. Copies of the consolidated financial statements and the report of Arthur Andersen LLP thereon may be obtained by calling Central and South West Corporation's Investor Services Department at 1-800-527-5797.

CSW Milestones

CORPORATE
    -Received strong support for our merger with American Electric Power Company from the shareholders of both companies.
    -Gained  authorization  for the  merger  from  the U.S.  Nuclear  Regulatory
     Commission and a conditional approval from the Arkansas Public Service Commission.
    -Supported legislation to open electric power to fair competition in Texas, Oklahoma, Louisiana and Arkansas.

U.S. ELECTRIC UTILITIES
    -Controlled  operating  and  maintenance  costs  to save  approximately  $21 million in 1998 compared to the effects of inflation.
    -Set records for the amount of power generated and revenues earned.
    -Met power demands for the record heat wave in 1998 without any  significant power disruption.
    -Rated by Public Utilities Fortnightly as the sixth-most-efficient  electric utility among the top 100 in the U.S.
    -Won the 1998 Texas  Environmental  Excellence  Award from the Texas Natural
     Resource Conservation Commission for our renewable energy project in West Texas.
    -Honored  as  1999  Tree  Line  USA  Utilities  by the  National  Arbor  Day
     Foundation for work in tree care, tree planting and public education.

INTERNATIONAL UTILITIES
    -Our English utility subsidiary, SEEBOARD plc, began operating in a competitive market, with customers in certain areas now able to select their electric power supplier.
    -SEEBOARD began a 30-year contract to operate, maintain and renew the power supply network for the London Underground, the world's largest metro rail system.
    -Increased our investment in Vale, a private Brazilian electric system, to $180 million.

INDEPENDENT POWER PLANTS
    -Began operating a 330-megawatt cogeneration power plant that provides electricity and steam to Phillips Petroleum's adjacent facility and sells electricity in the Texas competitive market.
    -Began operating a 109-megawatt  cogeneration plant near Tampico, Mexico, in partnership with Alpek, S.A. de C.V., a subsidiary of ALFA.
    -Began  constructing a  500-megawatt  merchant power plant in the Rio Grande
     Valley  of  Texas.
    -Began constructing a 400-megawatt combined-cycle gas-turbine power station in West Sussex, England, in partnership with Scottish Power plc.

OTHER NONUTILITY SERVICES
    -Our   EnerShop    subsidiary    made   progress    offering   its   EnerACT
     energy-management services, which help clients better understand and monitor energy costs at their facilities.
    -Restructured C3 Communications'  telecommunications business by selling its retail telephone operations to a former partner for $56 million.
    -C3's Utility Automation Division completed its state-of-the-art  Meter Data
     Center to collect, validate and deliver interval meter data to one-third of California's direct-access market.

Letter from the Chairman

I am pleased to report that 1998 was a strong year for CSW, in terms of both short-term achievements and progress on our strategic goals. Our financial results rebounded from those of 1997, and we achieved improvements in every key measure. We did so by focusing on what we do best--providing excellent customer service and operating efficient, low-cost power systems. These strengths position us well for the future competitive electric marketplace and for our pending merger with American Electric Power Company.

   For 1998 we set four priorities:
    -Improve our financial performance significantly;
    -Work to complete our merger with AEP;
    -Continue adapting our utility business for the coming competitive marketplace; and
    -Seek state and federal legislation to restructure electric utilities in a way that is fair to all parties.
As the milestones on page 3 illustrate, we made excellent progress in all four areas.

FINANCIAL PERFORMANCE
   CSW turned in significantly improved results in 1998. For the year, our consolidated earnings were $2.07 per share, compared to $0.72 in 1997, when we encountered several major regulatory costs. In January 1999 the board of directors declared a regular quarterly dividend of 43.5 cents a share. We expect to continue paying dividends at this level until the merger with AEP is completed, subject to quarterly board review of CSW's financial condition and operating performance.
   We are proud of the significant improvement over 1997. Summertime weather, which was hotter than we had experienced in the past several years, was an important factor. However, the results also reflect our dedication to containing costs and expanding services, the economic growth occurring in the areas we serve and the extraordinary commitment of our 11,000 employees. Despite the

[BAR GRAPH]
EARNINGS AND DIVIDENDS PER SHARE
Dollars

                                             Reported
            Dividends    One-Time Items      Earnings
1994         $1.70                            $2.08
1995          1.72                             2.10
1996          1.74                             2.07
1997          1.74           $1.16             0.72
1998          1.74                             2.07


[BAR GRAPH]
RETURN ON AVERAGE
COMMON EQUITY
Percent

1994          0.134
1995          0.131
1996          0.121
1997          0.042
1998          0.124


pressures of tighter budgets, uncertainties about effects of the pending merger, floods and other weather emergencies, they met our high expectations in terms of reliability, quality and customer satisfaction. I am proud of them for all their fine work.

COMPLETING THE MERGER
   Our proposed merger with AEP continues to undergo state and federal regulatory review. As a result of the schedules set for formal hearings, we have revised the merger's expected completion date to late 1999. Merging the two companies to form a new AEP will create America's premier electric power company and will offer substantial benefits to our shareholders, customers and employees.
   In 1998 we received strong endorsements of the merger from the shareholders of both companies. We also received approval from the U.S. Nuclear Regulatory Commission and a conditional approval from the Arkansas Public Service Commission. We expect approvals during 1999 from the other states we serve.
   The Federal Energy Regulatory Commission has set hearings on the merger to begin in June 1999. We have filed our request for approval by the Securities and Exchange Commission and are preparing filings to be made soon at the Federal Communications Commission and the U.S. Department of Justice.
   Although we are confident we will eventually gain the approval of each regulatory body reviewing our merger, we are aware of how difficult it is--how uniquely difficult--for electric utilities to merge. We estimate it will take approximately two years altogether to receive all the required regulatory approvals.
   Unfortunately, this timetable is typical for large electric utility mergers and is far longer than for mergers of larger companies in other industries.
   If we are to have a competitive electric power industry, the regulatory process must be streamlined to allow utility companies to move much faster to capture efficiency and productivity improvements.

THE YEAR 2000 ISSUE
   Around the world, organizations and governments now are testing and updating their data systems so that they will operate properly in the new century. Since 1996, CSW has been working to ensure that all our computer systems will function accurately and without interruption before, during and after January 1, 2000.
   Our Year 2000 readiness is a top priority. More than 30 Readiness Teams are in various phases of the project and represent the equivalent of about 90 full-time employee positions working on the issue.
   We estimate that the total cost of this work will approach $38 million. Through the end of 1998, we had spent approximately $10 million on the project. The corrective and certification measures are well under way for all our systems, and completion is expected by the end of the second quarter of 1999.
   Although we cannot guarantee that service interruptions will not occur, we are making every reasonable effort to provide a smooth transition into 2000 and beyond.

PREPARING FOR THE FUTURE
   The coming millennium holds great promise for our company and our industry. In particular, we are most optimistic about our merger with AEP. While the merger is progressing, we are continuing to operate CSW to offer maximum value to our customers, shareholders and communities. Because our strategic plan is so similar to AEP's, we believe that our present efforts will contribute added value to the merger and be consistent with our obligations under the merger agreement.
   As a result of initiatives taken during the past few years, we now receive more than one-third of our revenues from operations other than our four regulated U.S. electric utilities. We are pleased by the performance of our electric utility interests in England and Brazil. Based on their results, we continue to seek additional investment opportunities in countries that have

[GRAPHIC OMITTED - IMAGE OF A RACE]
     Competition
     The race to compete in the electric power business already is under way, and CSW's path to success is through offering low-cost energy and excellent service.

favorable growth rates and relatively stable economies. At the same time, we are mindful of the economic volatility in South America and other regions of the world.
   Our principal nonutility activity--building and operating independent power plants--achieved a milestone year in 1998. We completed two large projects early in the year and began developing two major new projects. This progress strengthened our position in the highly competitive and growing independent power market.

________________________________________________________________________________
BENEFITS OF THE AEP-CSW MERGER
________________________________________________________________________________

The merger between Central and South West and American Electric Power will combine two of the country's largest and best electric power systems and will offer substantial benefits to their shareholders, customers and employees.

     The merger will yield an estimated $2 billion in savings over 10 years through the elimination of duplicate corporate and administrative programs and through greater efficiencies in operations and purchasing.

     The new AEP will be the foremost electric utility in the U.S. in terms of generating capacity, total customers and amount of power sold in wholesale and retail markets.

     It will serve nearly 9 million electric customers, 4.7 million in 11 U.S. states and more than 4 million in other countries.

     Although the new AEP will not be the largest utility in any state it serves, it will be competitive in all 11.

     Both AEP and CSW are ranked today among the very best in customer service and operating efficiency; the new AEP will be able to capitalize on these strengths to become America's premier diversified low-cost utility.
________________________________________________________________________________

[PIE CHART]
1998 REVENUES

U.S. Electric  64%
SEEBOARD       32%
Other           4%


   To improve our understanding of competitive energy markets, we expanded our power trading operations, which currently are conducted by our four regulated utilities; we won major customers for energy services and consulting by our EnerShop subsidiary; and we gained full certification in the competitive California meter data market.
   Along with our expansions, we sold activities that did not capitalize on our principal strengths. Our SEEBOARD subsidiary sold its 41 retail appliance superstores, and our C3 Communications unit sold its retail telephone operation to concentrate on developing city-to-city fiber optic networks.
   We believe all of these steps are on the right track for success in a more competitive business.

INDUSTRY RESTRUCTURING
   Restructuring the U.S. electric power industry to let customers choose their electric suppliers is an unpredictable process--some states are moving quickly, others are hardly moving at all, and the federal government is still considering legislation.
   The State of Oklahoma has enacted a restructuring law, but most of its details are still to be worked out. The Texas Legislature is now considering legislation that would open the industry to new competition. The legislatures in Arkansas and Louisiana also are discussing the issue, but it is too early to know whether they will act on restructuring legislation in 1999. In all four states, we are encouraging lawmakers to speed up the process and eliminate the uncertainty that now surrounds electric restructuring in our region.
   Although timely action is important, revamping an industry as large and as crucial as electric power must be done with great care. We continue to remind policymakers that new rules for electric companies must not favor one customer over another; they must safeguard the reliability and quality of electric service; and they must allow utilities to recover any stranded investments that were prudently incurred and approved by regulators.

[PHOTOGRAPH OF E.R. BROOKS - OMITTED]
E.R. Brooks
Chairman and Chief Executive Officer

   Several restructuring plans in other states have met these criteria. We are confident that they can be achieved in our four states as well.
   In the U.K., SEEBOARD is competing nationally for both electric and gas customers as a result of the phased opening of the retail marketplace that started in September 1998. Deregulation of U.K. power suppliers has increased competition based on price and has led to some customers to change suppliers. However, SEEBOARD is competing strongly on both price and service in its own area and in neighboring regions. In particular, it is adding many new dual-fuel customers, who buy both their electricity and natural gas from the company.

LOOKING AHEAD
   1999 probably will be my last year as chairman and chief executive officer of CSW. I will retire from active management upon completion of the merger and then will join the board of directors of the new AEP. The new company will be led by my friend and colleague, Dr. E. Linn Draper, Jr., who is currently chairman, president and chief executive officer of AEP.
   I have mixed feelings about stepping down at this exciting time in the history of the company. However, I am pleased that CSW will become part of the largest and best-positioned electric power company in the U.S., which will be very capable of competing successfully in the global power business.
   I am pleased, too, that it will be in the hands of excellent management and employees, which is the strongest reason the new company will be successful in the future.

/s/E.R. Brooks
E. R. Brooks
Chairman and Chief Executive Officer
February 12, 1999

U.S. Electric Utilities

Focus on...
Low Prices and Quality Service

   Our four electric utilities in the U.S. not only met their financial goals for 1998, but also overcame the elements.
   Weather extremes of floods, tornadoes, ice storms and one of the most intense heat waves in history besieged our service areas. Victoria, Texas, was hit by the worst flood ever recorded there when the Guadalupe River rose 11 feet above flood stage. Abilene endured 37 days of temperatures over 100 degrees. Shreveport suffered an ice storm on Christmas Eve that plunged the city into a deep freeze for most of the following week. Because of their dedication, many of our employees were honored for helping their neighbors cope with the severe weather and for their community service.
   During June, many utilities across the country had to purchase electric power on the spot market at record high prices, while others were unable to meet the needs of their system and experienced blackouts. Our system was able to meet our customers' demands and to deliver the reliable service that customers have grown to expect. CSW also was able to sell power to other utilities that needed it.
   Partly because of the weather, our U.S. utilities sold a record amount of electricity in 1998--up 5 percent from 1997--and produced a record $3.5 billion in revenues.

PREPARING FOR COMPETITION
   Our strategy for serving customers once they have the opportunity to choose their electric supplier is simple: offer them low prices and excellent service. In 1998, we continued work on these two goals.
   For the fifth consecutive year, we held operations and maintenance costs of our utility system essentially flat. If those costs had been increasing at the rate of inflation, we would have spent an additional $21 million in 1998 on O&M. In September CSW was named the sixth-most-efficient electric utility in the country in a study conducted by Public Utilities Fortnightly. The study was based on the top 100 utilities' cost of fuel, O&M costs, capital and labor.

[GRAPHIC OMITTED - SILOUETTE PRUNING TREE]
Environment
CSW has had a long commitment to environmental stewardship, which underlies our many programs and awards to protect the land and living things.


   We continued helping our communities maintain a healthy level of growth through our economic development programs. In 1998 our U.S. utilities played key roles in attracting 155 companies to build or expand facilities in our service areas, providing $561 million in investments and 10,950 new jobs.

YEAR 2000 READINESS
   Assuring that our data and information systems will operate properly into the new millennium is a top priority for us. It is one we have been working on since 1996.
   The problem goes back to the early days of computers. To conserve costly memory, programs used only the last two digits for the year. As a result, the year 2000 might be interpreted by some older computer systems as 1900.
   At CSW, the span of these data systems is far-reaching. They include power plants, transmission, distribution and substations, management information systems for customer billing, payroll, inventory, maintenance, telecommunications, building environmental controls, metering devices--even some of our line trucks. We expect to complete the corrective and certification measures for all systems by the end of the second quarter of 1999. We also are completing contingency plans in case they are needed. We are making every reasonable effort to provide a smooth transition into 2000 and beyond.

ENVIRONMENTAL PROGRAMS
   In 1998 CSW joined Texas Governor George W. Bush's statewide clean-air campaign by voluntarily committing to further reduce emissions from our electric generating plants. We plan to lower nitrogen oxides emissions by 3,000 tons over two years.
   We also developed plans to file reports with the U.S. Environmental Protection Agency specifying the amount of certain chemicals released by our

[PIE CHART]
U.S. UTILITIES
1998 ENERGY SOURCES
Coal           39%
Natural Gas    38%
Lignite         8%
Purchases       8%
Nuclear         7%


________________________________________________________________________________
HIGHLIGHTS OF CSW'S YEAR 2000 READINESS
________________________________________________________________________________

Power Plants
    -We have found no Year 2000 defect so far that would have caused a power plant to stop operating.

    -Half of our power plant controls use systems in which Year 2000 is not an issue.

Transmission and Distribution
    -Electric delivery equipment consists mainly of poles, wires, transformers, switches and fuses in which Year 2000 is not an issue.

    -Less than 15 percent of the control systems for operating our transmission and distribution equipment are microprocessor-based, and 95 percent of these systems process Year 2000 dates correctly. The other 5 percent are being tested and corrected.

    -The standard residential meter is not affected; however, about one in 10 of our industrial and large commercial meters uses microprocessors; so far, our testing has shown that 90 percent of these meters process dates correctly. Work is under way on those that potentially could fail.

Business Systems
    -The areas requiring the most work are the computers that handle customer billing, accounting and other business systems.

    -We are on track to resolve Year 2000 issues in these business systems by the summer of 1999.

Suppliers
    -We have contacted more than 6,000 suppliers to determine  their  readiness;
     70 percent have responded.

    -Contingency plans have been in place for years to deal with the effects of tornadoes, hurricanes, ice storms and outages; these plans are being updated to include Year 2000 issues.

    -We are working with the North American Electric Reliability Council on readiness of the interconnected national electric delivery system.

    -We are working through our regional reliability councils with neighboring electric companies on Year 2000 readiness.


This is a "Year 2000 Readiness Disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act. This disclosure is notice of the Year 2000 problem and is in accordance with the Year 2000 Information and Readiness Disclosure Act (P.L. 105-271).
________________________________________________________________________________

[BAR GRAPH]

U.S. UTILITIES
AVERAGE FUEL COSTS
Dollars per Million Btu

1994      $1.82
1995       1.58
1996       1.81
1997       1.83
1998       1.67

[BAR GRAPH]
U.S. UTILITIES
REVENUES
Dollars in Millions

1994      $3,065
1995       2,883
1996       3,248
1997       3,321
1998       3,488


coal-fired power plants. The EPA is requiring electric utilities to report these releases for the first time on July 1, 1999, under its Toxic Release Inventory initiative.
   The TRI regulations currently require nearly 30,000 facilities nationwide to report their annual emissions of certain chemicals. TRI allows members of the public to access this information on the types and quantities of listed chemicals that are released. TRI requires reports on the amounts of materials disposed of, transferred offsite, recovered and recycled.
   CSW has a long history of environmental stewardship and a commitment to help customers and shareholders understand environmental issues. To ensure that we minimize our effect on the environment, we spend more than $50 million a year on environmental compliance, control and stewardship activities throughout our system. We also continually audit our facilities to evaluate and improve their environmental performance. TRI will give us yet another tool to inform the public about our environmental performance.

RENEWABLE ENERGY
   We are committed to using renewable and other forms of energy that have a minimal effect on the environment. In 1998 our pioneering renewable energy project in the Davis Mountains of West Texas won the Texas Environmental Excellence Award from the Texas Natural Resource Conservation Commission. The 75-acre energy project includes twelve 550-kilowatt wind turbines, three large solar arrays connected to our power grid producing 205 kilowatts, and five 2-kilowatt rooftop photovoltaic systems on commercial buildings and residences.
   In 1998 we announced plans to purchase an additional 75,000 kilowatts of renewable energy from a proposed wind generation facility in McCamey, Texas. The wind farm will contain 100 wind turbines, each generating 750 kilowatts. It is expected to begin operating in the summer of 1999.

THE CSW SYSTEM
[MAP - Arkansas, Louisiana, Oklahoma and Texas - Highlighting the
U.S. Electric Utilities' operating territory]


   In November, the Public Utility Commission of Texas approved a contract for CSW to install 19 solar photovoltaic systems on public schools in the service areas of our three electric companies that operate in Texas. These solar installations are expected to be completed in the fall of 1999. The project also will include an educational program about alternative energy sources.


TREE LINE USA UTILITIES
   Another environmental program our electric utilities have supported is the protection and improvement of trees in our communities. By properly pruning trees, planting appropriate new species and educating the public, we are working to both beautify our communities and reduce the interference of tree limbs with our power lines.
   In recognition of this work, two of our companies, Central Power and Light Company and Public Service Company of Oklahoma, were among the 38 utilities honored as 1999 Tree Line USA Utilities. The National Arbor Day Foundation award recognizes the companies for their proper pruning techniques and urban forestry programs.

________________________________________________________________________________
CSW U.S. ELECTRIC UTILITIES
________________________________________________________________________________

COMPANY___________  Central Power and Light Company
HEADQUARTERS______  Corpus Christi, Texas
CUSTOMERS_________  642,000

                    Public Service Company of Oklahoma
                    Tulsa, Oklahoma
                    486,000

                    Southwestern Electric Power Company
                    Shreveport, Louisiana
                    419,000

                    West Texas Utilities Company
                    Abilene, Texas
                    188,000

________________________________________________________________________________

International Utilities

Focus on...
Markets for Growth

CSW has more electricity customers outside the United States--in England and Brazil--than we do at home. Notwithstanding the ongoing economic problems in many world regions, we remain optimistic about future growth opportunities abroad as other countries privatize their utility systems and as developing countries expand their economies faster than mature economies like that of the U.S.

UNITED KINGDOM
   In 1998 the electricity market in the U.K. began a phased opening up to competition, allowing domestic and small business customers in selected areas to choose their electric suppliers. During 1999, competition will be extended to the entire country.
   Our U.K. subsidiary, SEEBOARD, became one of the first regional electricity companies to compete in the open marketplace, with part of its service area being opened to competition in October. SEEBOARD is actively competing to retain its existing customers and win new customers in other regions.
   SEEBOARD is well positioned for the competitive marketplace. Like our U.S. utilities, it has been focusing for many years on lowering costs and providing excellent customer service. Since 1991, typical SEEBOARD customers have seen their electric power costs drop by more than 30 percent in real terms, making SEEBOARD one of the lowest-cost utilities in England. Customers can save even more money by also buying their natural gas from Beacon Gas, a SEEBOARD partnership with BP Amoco.
   SEEBOARD's customer service consistently has been rated among the best in the country and has been recognized by the government's electric utility regulator as the best overall customer service.
   In 1998 SEEBOARD streamlined its business by selling its 41 retail appliance superstores to the Dixons Stores Group for about $30 million. We recognized that SEEBOARD's retail business would not be able to compete successfully over the long term with the larger national chains.

   In a joint venture, SEEBOARD Powerlink won a 30-year contract worth about $1.6 billion to operate, maintain, finance and renew the high-voltage power distribution network of the London Underground, the largest metro rail system in the world.
   SEEBOARD Powerlink will be responsible for distributing high-voltage electricity supplies to all 270 Underground stations and to some 250 miles of the rail system's track. SEEBOARD's partners in the Powerlink consortium are the international electrical engineering group ABB and the international cable and construction group BICC.

________________________________________________________________________________
SEEBOARD                                  VALE
________________________________________________________________________________

Headquarters                                 Headquarters
   Crawley, West Sussex, U.K.                   Sao Paulo, Sao Paulo, Brazil

Services                                     Services
   -Electricity distribution                    -Electricity distribution
   -Electric power supply                       -Hydroelectric generation
   -Natural gas supply by Beacon Gas,           -Electric power supply
    a joint venture with BP Amoco               -Equity in seven other Brazilian
   -Contracting and consulting services          electric systems

Operations                                   Operations
    Southeast England, including much of        Brazilian states of Sao Paulo,
    Surrey and West Sussex, all of East         Parana, Tocantins, Minas Gerais,
    Sussex and most of Kent; supply             Mato Grosso and Para
    nationally

Customers                                    Customers
    2 million electric customers;               1.9 million electric customers
    170,000 Beacon Gas customers

________________________________________________________________________________

[GRAPHIC OMITTED - LATIN AMERICAN IMAGE]
International
We are optimistic about international opportunities for future growth as other countries privatize their utility systems and seek new investment partners.


 SOUTH AMERICA
   Our investment in a major Brazilian utility group continues to show potential for considerable growth. Over the past several years, we have invested $180 million in Empresa de Eletricidade Vale Paranapanema S.A. (Vale), including $100 million of convertible securities during 1998.
   Vale is a private Brazilian electric distribution company with holdings in seven additional electric distribution systems. Operations are in the states of Sao Paulo, Parana, Tocantins, Minas Gerais, Mato Grosso and Para, serving about
1.9 million customers.
   Because of the devaluation of the Brazilian real and slowed investments in the country, we are monitoring events there closely. Nevertheless, we remain confident about the long-term potential of our Brazilian investment. With a population of 160 million people, largely well-educated, Brazil is the growth engine for much of South America. Vale's increase in electric power demand--some 10 percent in 1998--offers the opportunity for future growth.
   CSW also has a strategic investment in stock of a Chilean electric company. Chile has encountered economic and monetary problems since we began investing there. Despite potential volatility in the short term, we believe the prospects for our Chilean investment offer long-term value.

YEAR 2000 READINESS
   Programs to ensure the proper operations of data and information systems after the turn of the millennium are being pursued at SEEBOARD and Vale. As with our Year 2000 readiness program in the U.S., we believe reasonable efforts and proper management attention are being devoted to these programs to provide reliable operations.

Independent Power Plants

Focus on...
Nonutility Power Supplies

CSW Energy and CSW International, our business units that develop, acquire, build and operate independent power plants in the U.S. and other countries, achieved a milestone year in 1998. Early in the year, we began operating two new generating facilities that we had built in Texas and Mexico. Later in the year, we announced plans for two more major power plants, one in Texas and one in England.
   Our growing and diverse portfolio of successful projects, totaling 1,762 megawatts of capacity now in operation, has improved our position in the worldwide IPP industry. In addition, the intrinsic value of our IPP business has grown well beyond our initial equity investments.

NEW PROJECTS
   Our new Frontera project, currently under construction in Texas, will be a 500-megawatt natural-gas-fired, combined-cycle facility near the city of Mission in Hidalgo County. It is expected to cost about $200 million and to begin generating power in mid-1999, with full operation expected by the end of the year.
   Frontera is our third Texas merchant plant--that is, an electric generating station designed to sell its power on the open market. Our first two are the Sweeny Cogeneration Facility, which we began operating in early 1998, and Newgulf, which began service in 1997.
   We also began constructing a 400-megawatt combined-cycle gas-turbine station at Shoreham Harbor in West Sussex, England. Our partner in the joint venture, named South Coast Power Limited, is Scottish Power plc. The plant is expected to cost about $320 million and to begin operation by the winter of 2000. Its electricity will be sold in the U.K. power pool.

NEW STARTUPS
   In early 1998 we began operating two power plants we had constructed in Texas and in Mexico.

[GRAPHIC OMITTED - FOUR ARROWS RADIATING FROM HUMAN FIGURE]
Power Supplies
Our growing and diverse portfolio of nonutility power plants gives us a strong position in the worldwide independent power plant industry.


________________________________________________________________________________
CSW ENERGY AND CSW INTERNATIONAL PROJECTS
     Total Capacity and CSW's Ownership Interest
________________________________________________________________________________

   -Brush II                  -Newgulf                      -Frontera
    Brush, Colorado            Near Boling, Texas            Mission, Texas
    68 megawatts               85 megawatts                  500 megawatts*
    47% interest               100% interest

   -Fort Lupton               -Sweeny Cogeneration          -South Coast
    Fort Lupton, Colorado      Old Ocean, Texas                Power Limited
    272 megawatts              330 megawatts                 Shoreham Harbor,
    50% interest               50% interest                  West Sussex, U.K.
                                                             400 megawatts
   -Mulberry Cogeneration     -Medway Power Station          50% interest
    Bartow, Florida            Isle of Grain, Kent, U.K.
    120 megawatts              675 megawatts
    50% interest               37.5% interest

   -Orange Cogeneration       -Altamira
    Bartow, Florida            Altamira, Tamaulipas, Mexico
    103 megawatts              109 megawatts
    50% interest               50% interest


* CSW has filed a proposed settlement with the Federal Energy Regulatory Commission to sell 250 megawatts of capacity in the Frontera Power Plant two years after the AEP-CSW merger closes to respond to market-power issues raised in the FERC proceeding.
________________________________________________________________________________

   The Sweeny Cogeneration Facility in Old Ocean, Texas, is the first large power plant built to operate as a merchant plant in the Texas market. It provides steam and 90 megawatts of electricity to Phillips Petroleum Company's adjacent refining and petrochemicals complex. The balance of the plant's 330-megawatt capacity is sold to electric utilities and power marketers on a merchant basis. During 1998, we sold 50 percent of the equity in the plant to an outside investor group, consistent with our plans when we started building the Sweeny project.
   The Altamira Project, located near Tampico, is the first major cogeneration project built under Mexico's new legal framework. It also is the first project to have long-term contractual commitments with Comision Federal de Electricidad for the interconnection, backup and transmission of energy and with Petroleos Mexicanos for natural gas to fuel the plant. Our partner in the project is Alpek, S.A. de C.V., a subsidiary of the ALFA Group. We have contractual commitments for the steam produced by the plant and its 109 megawatts of electric power.

Other Nonutility Services

Focus on...
 Expanding Our Customer Base

ENERSHOP(R)
Our EnerShop subsidiary helps commercial and governmental customers manage and use energy more efficiently. By working with large customers of other utilities, we are building relationships that should pay dividends when the marketplace opens and we can compete for their electric power supply.
   In 1998 we emphasized our unique Energy Aggregation and Control Technology, or EnerACT, which is a state-of-the-art energy information and management service. It helps clients track "real-time" energy usage and costs to make informed decisions about how to save energy costs.

CITY-TO-CITY FIBER NETWORKS
Our telecommunications subsidiary, C3 Communications, Inc., sold its interest in a local-exchange and long-distance telephone company to its former partner in the enterprise, ICG Communications. We received $56 million for the sale and retained ownership of all the partnership's city-to-city fiber network, which delivers optical networking to the telecommunications wholesale market.
   C3 intends to develop new fiber optic routes in Texas, Oklahoma, Louisiana and Arkansas. These services will offer synergies with our other nonutility energy and telecommunications services.

AUTOMATED METER READING
   As the electric power industry is restructured, one of the services that is being opened to competition in some states is utility meter-reading and the management of metering data. C3 Communications is looking at the advantages of that competitive opportunity.
   In 1998 C3 was approved by California's three major utility distribution companies as a qualified provider to manage meter data for the deregulated

[GRAPHIC OMITTED - SALESMAN FORGING INTO NEW MARKETS]
We are exploring products and services in energy efficiency, telecommunications and electric vehicles to complement our electric power business.

electricity market. C3 Communications is able to read meters; validate, edit and estimate meter-reading data; and publish and archive meter data throughout the state. C3 is considering offering similar meter data services to other customers requiring detailed meter data.


ELECTRIC VEHICLES
   Because electric cars and trucks are more environmentally friendly than conventional vehicles with internal-combustion engines, we have worked to encourage EV-technology development.
   We were the first utility to take delivery of the Chevrolet S-10 Electric pickup truck. We also have worked closely with city governments and transportation authorities to help them acquire and use electric buses, electric baggage-handling equipment and other electric vehicle technologies.
   In 1998 our electric vehicle arm, CSW Total EV(TM), began marketing electric bicycles and scooters manufactured by Currie Technologies and ZAP Power Systems.

Condensed Consolidated Statements of Income
Central and South West Corporation

For the years ended December 31,                      1998      1997      1996

In millions, except
per share amounts
________________________________________________________________________________
revenues

U.S. Electric                                        $3,488    $3,321    $3,248
United Kingdom                                        1,769     1,870     1,848
Other Diversified                                       225        77        59
________________________________________________________________________________
                                                      5,482     5,268     5,155
                                                      __________________________
________________________________________________________________________________
expenses and other

U.S. Electric Fuel and Purchased Power                1,301     1,266     1,228
United Kingdom cost of Sales                          1,204     1,291     1,331
Operations and Maintenance                            1,198     1,133       935
Depreciation and Amortization                           521       497       464
Taxes                                                   392       346       402
________________________________________________________________________________
                                                      4,616     4,533     4,360
                                                      __________________________
Operating Income                                        866       735       795
________________________________________________________________________________

Other Income(Expense)                                    42        32       (61)
Interest and Other Charges                             (468)     (438)     (437)
________________________________________________________________________________
Income from Continuing Operations                       440       329       297
________________________________________________________________________________

Income from Discontinued Operations                       -         -        12
Gain on Sale of Discontinued Operations                   -         -       120
________________________________________________________________________________
Income Before Extraordinary Item                        440       329       429
Extraordinary Item - U.K. Windfall Profits Tax            -      (176)        -
________________________________________________________________________________
Net Income for Common Stock                          $  440    $  153    $  429
================================================================================

Average Common Shares                                 212.4     212.1     207.5

Basic and Diluted Earnings per Share                  $2.07     $0.72     $2.07

Dividends Paid per Share of Common Stock              $1.74     $1.74     $1.74


The condensed consolidated statements in this summary annual report were derived from the consolidated financial statements that appear in CSW's 1998 Financial Report to shareholders. Copies of the consolidated financial statements and the report of Arthur Andersen LLP thereon may be obtained by calling Central and South West Corporation's Investor Services Department at 1-800-527-5797.

Condensed Consolidated Statements of Cash Flows
Central and South West Corporation


For the years ended December 31,                      1998      1997      1996

In millions
________________________________________________________________________________
operating activities

Net Income for Common Stock                            $440      $153      $429
Depreciation and Amortization                           552       529       521
Other Adjustments to Net Income and
  Changes in Assets and Liabilities                     (50)       44       (75)
________________________________________________________________________________
                                                        942       726       875
                                                       _________________________
________________________________________________________________________________
investing activities

Construction Expenditures                              (492)     (507)     (521)
Acquisition Expenditures                                  -         -    (1,394)
CSW Energy/CSW International Projects                  (184)     (382)     (124)
Cash Proceeds from Sale of Investments                   56         -       690
Other                                                   (15)      (15)       63
________________________________________________________________________________
                                                       (635)     (904)   (1,286)
                                                       _________________________
________________________________________________________________________________
financing activities

Common Stock Sold                                        11        20       477
Trust Preferred Securities Sold                           -       323         -
Change in Debt and Preferred Stock                      142        44       219
Payment of Dividends                                   (378)     (383)     (376)
________________________________________________________________________________
                                                       (225)        4       320
                                                       _________________________

Effect of Exchange Rate Changes on Cash                   -        (5)      (56)

Net Change in Cash and Cash Equivalents                  82      (179)     (147)
================================================================================
Cash and Cash Equivalents - January 1                    75       254       401
================================================================================
Cash and Cash Equivalents - December 31                $157       $75      $254
================================================================================


The condensed consolidated statements in this summary annual report were derived from the consolidated financial statements that appear in CSW's 1998 Financial Report to shareholders. Copies of the consolidated financial statements and the report of Arthur Andersen LLP thereon may be obtained by calling Central and South West Corporation's Investor Services Department at 1-800-527-5797.

Condensed Consolidated Balance Sheets
Central and South West Corporation


As of December 31,                                            1998         1997

In millions
________________________________________________________________________________
assets

Electric                                                   $13,915      $13,596
Other Diversified                                              333          250
Accumulated Depreciation                                    (5,652)      (5,264)
________________________________________________________________________________
  Fixed Assets                                               8,596        8,582

Current Assets                                               1,751        1,390
Goodwill                                                     1,402        1,428
Other                                                        1,995        2,051
________________________________________________________________________________
                                                           $13,744      $13,451
                                                          ======================


________________________________________________________________________________
capitalization and liabilities

Common Stock                                               $ 3,624      $ 3,556
Preferred Stock                                                176          202
Trust Preferred Securities                                     335          335
Long-Term Debt                                               3,785        3,898
________________________________________________________________________________
  Total Capitalization                                       7,920        7,991

Current Liabilities                                          2,877        2,514
Deferred Credits                                             2,947        2,946
________________________________________________________________________________
                                                           $13,744      $13,451
                                                          ======================


The condensed consolidated statements in this summary annual report were derived from the consolidated financial statements that appear in CSW's 1998 Financial Report to shareholders. Copies of the consolidated financial statements and the report of Arthur Andersen LLP thereon may be obtained by calling Central and South West Corporation's Investor Services Department at 1-800-527-5797.

Condensed Consolidated Statements of Stockholders' Equity
Central and South West Corporation


                                                                          Accumulated
                                                   Additional                Other
                                        Common     Paid-in    Retained    Comprehensive
In millions                             Stock      Capital    Earnings    Income (Loss)      Total
____________________________________________________________________________________________________
1996 Balance at January 1                $675         $610      $1,893          $(4)         $3,174
     Sale of common stock                  65          412           -            -             477
     Common stock dividends                 -            -        (358)           -            (358)
     Other                                  -            -           3            -               3
____________________________________________________________________________________________________
                                                                                              3,296

     Comprehensive Income                   -            -           -           77              77
     Net Income                             -            -         429            -             429
                                                                                              ______
     Total comprehensive income                                                                 506
                                                                                              ______

____________________________________________________________________________________________________
1997 Balance at January 1                 740        1,022       1,967           73           3,802
     Sale of common stock                   3           17           -            -              20
     Common stock dividends                 -            -        (369)           -            (369)
____________________________________________________________________________________________________
                                                                                              3,453

     Comprehensive Income                   -            -           -          (50)            (50)
     Net Income                             -            -         153            -             153
                                                                                              ______
     Total comprehensive income                                                                 103
                                                                                              ______

____________________________________________________________________________________________________
1998 Balance at January 1                 743        1,039       1,751           23          $3,556
     Sale of common stock                   1           10           -            -              11
     Common stock dividends                 -            -        (370)           -            (370)
     Other                                  -            -           2            -               2
____________________________________________________________________________________________________
                                                                                              3,199

     Comprehensive Income                   -            -           -          (15)            (15)
     Net Income                             -            -         440            -             440
                                                                                              ______
     Total comprehensive income                                                                 425
                                                                                              ______

____________________________________________________________________________________________________
1998 Balance at December 31              $744       $1,049      $1,823          $ 8          $3,624
____________________________________________________________________________________________________


The condensed consolidated statements in this summary annual report were derived from the consolidated financial statements that appear in CSW's 1998 Financial Report to shareholders. Copies of the consolidated financial statements and the report of Arthur Andersen LLP thereon may be obtained by calling Central and South West Corporation's Investor Services Department at 1-800-527-5797.

Report of Independent Public Accountants

To the Shareholders and Board of Directors of Central and South West Corporation:

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Central and South West Corporation (a Delaware corporation) and subsidiary companies as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, appearing in the Central and South West Corporation 1998 Financial Report for the 1999 annual meeting of shareholders of the Corporation (not presented herein). Our report dated February 12, 1999, also appearing in the Central and South West
Corporation 1998 Financial Report, contained an explanatory sentence calling attention to the fact that we did not audit the financial statements of CSW UK Finance Company (1998 and 1997 - which includes CSW Investments) and CSW Investments (1996) which statements reflect total assets and revenues of 22 percent and 32 percent in 1998, 22 percent and 35 percent in 1997 and 23 percent and 36 percent in 1996, respectively, of the consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the report of the other auditors.

In our opinion, based on our audits and the reports of other auditors, the information set forth in the accompanying condensed consolidated balance sheets as of December 31, 1998 and 1997, and the related condensed consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.


/s/ Arthur Andersen LLP
Arthur Andersen LLP
Dallas, Texas
February 12, 1999


Report of Management

The condensed consolidated financial statements in this summary annual report were derived from the consolidated financial statements that appear in the Central and South West Corporation 1998 Financial Report for the 1999 annual meeting of shareholders. Management is responsible for preparing the consolidated financial statements, in accordance with generally accepted accounting principles appropriate in the circumstances, and for maintaining the Corporation's systems of internal accounting controls.

A description of these controls, along with management's opinion about their overall effectiveness, is contained within the Report of Management included in the Central and South West Corporation 1998 Financial Report for the 1999 annual meeting of shareholders. The consolidated financial statements were audited by the Corporation's independent public accountants, whose report on the condensed consolidated financial statements appears above.

/s/ E.R. Brooks                                    /s/ Lawrence B. Connors
E.R. Brooks                                       Lawrence B. Connors
Chairman and Chief Executive Officer              Controller

/s/ Glenn D. Rosilier
Glenn D. Rosilier
Executive Vice President and Chief Financial Officer

Comparative Statistical and Financial Record
Central and South West Corporation


U.S. Utilities
For the Years Ended December 31,       1998     1997     1996     1995     1994

In millions
________________________________________________________________________________
electric revenues

Residential                          $1,305   $1,253   $1,243   $1,138   $1,156
Commercial                              888      892      872      810      836
Industrial                              777      813      781      702      733
Sales for Resale                        263      243      255      224      204
Other                                   255      120       97        9      136
________________________________________________________________________________
                                     $3,488   $3,321   $3,248   $2,883   $3,065
                                     ___________________________________________

In millions
________________________________________________________________________________
kilowatt-hour sales

Residential                          19,757   17,995   17,883   16,872   16,368
Commercial                           15,554   14,546   14,256   13,755   13,463
Industrial                           21,482   21,087   20,266   19,321   18,869
Sales for Resale                      8,297    7,824    8,428    8,468    7,133
Other                                 1,904    1,705    1,592    1,518    1,501
________________________________________________________________________________
                                     66,994   63,157   62,425   59,934   57,334
                                     ___________________________________________

In thousands
________________________________________________________________________________
average number of customers

Residential                           1,480    1,462    1,443    1,425    1,403
Commercial                              218      214      209      207      203
Industrial                               22       23       24       24       24
Other                                    15       13       14       13       13
________________________________________________________________________________
                                      1,735    1,712    1,690    1,669    1,643
                                     ___________________________________________

In thousands
________________________________________________________________________________
number of customers

End of Period                         1,752    1,724    1,704    1,683    1,661



   Certain matters discussed in this summary annual report are forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as CSW "believes," "anticipates" or "expects," or words of similar import. Similarly, statements that describe CSW's future plans, objectives and goals also are forward-looking statements. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, liquidity and capital resources, and accounting matters. Actual results in each case may differ materially from those currently anticipated in such statements, by reason of factors such as electric utility industry restructuring, including ongoing state and federal legislative and regulatory activities; future economic conditions; developments in the domestic and international markets in which CSW and its subsidiaries operate; effects of state and federal regulatory approvals or proceedings and other conditions precedent to the proposed merger with AEP, which may or may not be satisfied; and other circumstances affecting anticipated business activities, revenues and costs.

Comparative Statistical and Financial Record
Central and South West Corporation


U.S. Utilities
For the Years Ended December 31,       1998     1997     1996     1995     1994

________________________________________________________________________________
residential sales average

Kilowatt-Hours per Customers         13,354   12,310   12,392   11,840   11,665
Revenue per Customer                   $882     $857     $861     $799     $824
Revenue per Kilowatt-Hour (cents)      6.60     6.96     6.95     6.75     7.06
________________________________________________________________________________
total electric revenue per
kilowatt-hour (cents)                  5.21     5.26     5.20     4.81     5.35
________________________________________________________________________________
system peak
demand in megawatts                  13,718   13,105   12,613   12,314   11,434
________________________________________________________________________________
fuel data

Average Btu per Net Kilowatt-Hour    10,514   10,405   10,440   10,299   10,344
Cost per Million Btu                  $1.67    $1.83    $1.81    $1.58    $1.82
Cost per Kilowatt-Hour
  Generated (mills)                   17.53    19.02    18.86    16.30    18.80

________________________________________________________________________________
CSW system in millions

Total Plant Cost                    $14,248  $13,846  $13,421  $13,778  $11,868
Annual Additions                        595      675      583    1,933      616
Accumulated Depreciation              5,652    5,218    4,940    4,761    3,870

________________________________________________________________________________
capitalization

Common Stock                         $3,624   $3,556   $3,802   $3,178   $3,052
Preferred Stock                         176      202      325      326      327
Trust Preferred Securities              335      335        -        -        -
Long-Term Debt                        3,785    3,898    4,024    3,914    2,940


The condensed consolidated statements in this summary annual report were derived from the consolidated financial statements that appear in CSW's 1998 Financial Report to shareholders. Copies of the consolidated financial statements and the report of Arthur Andersen LLP thereon may be obtained by calling Central and South West Corporation's Investor Services Department at 1-800-527-5797.

Board of Directors

Molly Shi Boren
Attorney
Norman, Oklahoma

E. R. Brooks
Chairman and Chief Executive Officer
Central and South West Corporation
Dallas, Texas

Donald M. Carlton, Ph.D.
Retired President and
Chief Executive Officer
Radian International LLC
Austin, Texas

T. J. Ellis, CBE
Chairman and Chief Executive
SEEBOARD plc
Crawley, West Sussex, United Kingdom

Joe H. Foy
Retired Partner
Bracewell and Patterson
Kerrville, Texas

William R. Howell
Chairman Emeritus
J. C. Penney Company, Inc.
Dallas, Texas

Robert W. Lawless, Ph.D.
President
The University of Tulsa
Tulsa, Oklahoma

James L. Powell
Ranching and Investments
Fort McKavett, Texas

Richard L. Sandor, Ph.D.
Chairman and Chief Executive Officer
Environmental Financial Products Limited
Chicago, Illinois

Thomas V. Shockley, III
President and Chief Operating Officer
Central and South West Corporation
Dallas, Texas

Committees of the Board of Directors

1. The Audit Committee recommends to the board of directors the independent public accountants to be appointed, subject to shareholder approval. The Audit Committee reviews with the independent public accountants and the Corporation's internal auditors the scope of external and internal audits and the adequacy of, and the compliance with, the Corporation's system of internal accounting controls.
2. The Executive Compensation Committee reviews benefit programs and management-succession programs and determines the compensation of executive officers.
3. The Nominating Committee reviews and recommends candidates for election to the board of directors.
4. The Policy Committee reviews and makes recommendations to the board of directors concerning major policy issues; considers on a continuing basis the composition, structure and functions of the board of directors and its committees; and reviews existing corporate policies and recommends changes when appropriate. The Policy Committee has authority to act in place of the board of directors when the board is not in session, to the extent permitted by law.

The membership of these committees is as follows: Molly Shi Boren (1) (2); E. R. Brooks, chairman of the Policy Committee (4); Donald M. Carlton (1) (3); Joe H. Foy, chairman of the Executive Compensation Committee (2) (3) (4); William R. Howell (2) (3); Robert W. Lawless, chairman of the Audit Committee (1) (2) (4); James L. Powell, chairman of the Nominating Committee (1) (3) (4); and Richard
L. Sandor (1) (2).

Officers

CENTRAL AND SOUTH WEST CORPORATION
E. R. Brooks
Chairman and Chief Executive Officer

Thomas V. Shockley, III
President and Chief Operating Officer

Ferd. C. Meyer, Jr.
Executive Vice President and General Counsel

Glenn D. Rosilier
Executive Vice President and
Chief Financial Officer

Glenn Files
Senior Vice President, Electric Operations

Thomas M. Hagan
Senior Vice President, External Affairs

Venita McCellon-Allen
Senior Vice President, Customer Relations and Corporate Development, and
Assistant Corporate Secretary

Stephen J. McDonnell
Vice President, AEP Merger

Kenneth C. Raney, Jr.
Vice President, Associate General Counsel and Corporate Secretary

Michael D. Smith
Vice President, Business Opportunities

Lawrence B. Connors
Controller

Wendy G. Hargus
Treasurer

CENTRAL AND SOUTH WEST SERVICES, INC.
Richard H. Bremer
President, Energy Services

Richard P. Verret
President, Production

Robert L. Zemanek
President, Energy Delivery

M. Bruce Evans
Vice President, Customer Relations

Lana L. Hillebrand
Vice President, Human Resources

Mark W. Menezes
Vice President, Governmental Affairs

Mark D. Roberson
Vice President, Regulatory Affairs

SEEBOARD PLC
T. J. Ellis, CBE
Chairman and Chief Executive

CSW TEXAS
Alphonso R. Jackson
President

CENTRAL POWER AND LIGHT COMPANY
J. Gonzalo Sandoval
General Manager-President

PUBLIC SERVICE COMPANY OF OKLAHOMA
T. D. Churchwell
President

SOUTHWESTERN ELECTRIC POWER COMPANY
Michael H. Madison
President

WEST TEXAS UTILITIES COMPANY
Paul J. Brower
General Manager-President

CSW ENERGY, INC.
Terry D. Dennis
President and Chief Executive Officer

CSW INTERNATIONAL, INC.
Terry D. Dennis
President and Chief Executive Officer

C3 COMMUNICATIONS, INC.
Richard H. Bremer
President

ENERSHOP INC.
Richard H. Bremer
President

CSW CREDIT, INC.
Glenn D. Rosilier
President

CSW LEASING, INC.
Glenn D. Rosilier
President

Shareholder Information

COMMON STOCK LISTING
Central and South West Corporation's common stock is traded under the ticker symbol CSR and is listed on the New York and the Chicago stock exchanges. You can obtain stock quotations from the New York Stock Exchange report in most daily newspapers.

COMMON STOCK DIVIDENDS
Dividends of 43.5 cents a share were paid in each quarter of 1998. All dividends paid by the Corporation represent taxable income to shareholders for federal income tax purposes.
   In January 1999 the Corporation's board of directors maintained the quarterly dividend rate of 43.5 cents a share. Traditionally, the board of directors has declared dividends to be payable on the last business day of February, May, August and November. Future cash dividends will be dependent upon decisions of the board of directors based upon the Corporation's earnings, financial condition and other factors.

LOST DIVIDEND CHECK OR STOCK CERTIFICATE
If you do not receive your dividend check or stock certificate, or if either is lost, destroyed or stolen, please contact our Investor Services Department immediately.

STOCK TRANSFER
Central and South West Services, Inc., is the transfer agent and registrar for Central and South West Corporation's common stock and for the preferred stocks of the Corporation's subsidiaries.
   To transfer your stock to another name, write the new name, address and tax identification number on the back of the certificate and sign your name exactly as it appears on the front. Then have your signature Medallion-guaranteed by a commercial bank or stockbroker. Signatures cannot be Medallion-guaranteed by a notary public.
   Your stock certificate should be sent to our Investor Services Department by registered or certified mail. If you have questions about transferring your shares, you can contact our Investor Services Department.

TAXPAYER ID NUMBER
Federal law requires each shareholder to provide a taxpayer identification number for all shareholder accounts. For individual shareholders, your ID number is your Social Security number.
   You must provide your ID number when opening a new account in our stock, even if you already own stock in existing accounts in your name. If you do not provide the ID number, the Corporation is required to withhold 31 percent federal income tax from your dividends.
   If your stock is registered in a joint account, it is important to tell us the taxpayer ID number of the primary owner you designate. If you are custodian for a minor or act as a trustee on an account, please provide the beneficial owner's tax identification number. This will ensure that your dividends are reported under the correct name, address and taxpayer ID number.
   If you have not yet given us your taxpayer ID number, please contact our Investor Services Department to request a W-9 form. Complete, sign and return the form as soon as possible.

DUPLICATE ANNUAL REPORT MAILINGS
We are required to mail an annual report to all of our shareholders. You will receive duplicate mailings from us if there are two or more shareholders at the same address or if your shares are registered in different but similar names.

DIRECT DEPOSIT OF DIVIDENDS
We are pleased to offer direct deposit of dividend payments to your checking, savings or credit union account at any financial institution that accepts direct electronic deposits. Direct deposit eliminates the possibility of your check being lost or stolen, and the funds are credited to your account on the dividend payment date. If you would like an enrollment card, please contact our Investor Services Department.

PROXY AND DIVIDEND MAILINGS
Duplicate mailings of proxies and dividend checks cannot be eliminated unless the registration is the same name for all of your accounts.
   If your account registrations are identical, notify our Investor Services Department that you want to combine your accounts.
   If your account registrations are different and you want to combine your accounts, all certificates must be issued in the one registration you prefer. To have your certificates reissued, please follow the instructions under Stock Transfer.

1999 ANNUAL MEETING
The 1999 annual meeting of shareholders is scheduled for April 22. It will be held at the Fairmont Hotel, 1717 North Akard Street, Dallas, Texas 75201. The meeting will begin at 10:30 a.m. Central time.
   If you will not be attending the meeting, please vote your shares in any one of the following ways:
     -Vote by mail. Complete, sign and mail your proxy card as soon as possible. -Vote by telephone. Call 1-800-575-6656 toll-free 24 hours a day, seven days a week from anywhere in the U.S. or Canada.
     -Vote over the Internet. Access the voting site at https://proxy.shareholder.com/csr 24 hours a day, seven days a week.

   If you vote by telephone or the Internet, please have your proxy card available. You will be asked to provide your control number, which is printed on the face of the proxy card. Voting by telephone or the Internet authorizes the named proxies in the same manner as if you marked, signed and returned your proxy card. If you vote by telephone or the Internet, please do not mail your proxy card.

ADDITIONAL INFORMATION
We will be pleased to send you additional copies of this Summary Annual
Report. Also available are the 1998 Financial Report that accompanies the Proxy Statement for the 1999 Annual Meeting of Shareholders, CSW's 1998 Annual Report on Form 10-K, a preliminary quarterly financial report, a Five-Year Financial and Statistical Review of the Central and South West System and our latest Environmental Report of the Central and South West System.
   The Corporation is subject to the informational and reporting requirements of the Securities Exchange Act of 1934 and files reports and other information statements with the Securities and Exchange Commission. These reports may be inspected at the SEC's offices and on its Internet site as well as at the New York and Chicago stock exchanges.
   We will provide copies of these reports without charge to any Central and South West shareholder. If you would like to receive a report, please contact our Investor Services Department.

INVESTOR SERVICES
Our Investor Services staff is available Monday through Friday from 9 a.m. to 4 p.m. Central time to answer your questions. Our address and telephone number are:
   Central and South West Corporation
   Investor Services Department
   P. O. Box 660164
   Dallas, Texas 75266-0164
   1-800-527-5797
   E-mail: invest@csw.com

INVESTOR RELATIONS
   Security analysts should contact:
   Becky Hall
   Director of Investor Relations
   Central and South West Corporation
   214-777-1277

If you would like to be added to our mailing list to receive our news releases and other information, please contact our Investor Services Department.

Inside Back Cover


POWERSHARE (R) DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN


The Central and South West Corporation (Corporation) PowerShare Dividend Reinvestment and Stock Purchase Plan (Plan) provides a convenient and inexpensive way to reinvest dividends and purchase shares of the Corporation's common stock, $3.50 par value per share (Common Stock).
   Nonshareholders of legal age who are residents of the 50 states of the United States or the District of Columbia may enroll in the Plan by making an initial cash investment of $250. Employees and eligible retirees of the Corporation and its subsidiaries may elect to purchase Common Stock through automatic payroll or pension deductions, with a minimum of $10 per pay period.

ABOUT POWERSHARE
     -Easy Enrollment.
     -$25 Minimum Additional Investments. After an initial investment of $250 has been made, a minimum additional investment of $25 or optional cash purchases of up to $100,000 per calendar year can be made in CSW Common Stock.
     -Dividend Reinvestment and Payment Options. Participants may elect to have cash dividends on all or any portion of their shares of Common Stock automatically reinvested in CSW Common Stock. Cash dividend payments not reinvested will be paid to participants by check or through electronic direct deposit.
     -Safekeeping Service for CSW Common Stock Certificates. PowerShare participants may deposit certificates for CSW Common Stock with CSW's Investor Services Department for safekeeping, and the shares will be credited to those participants' PowerShare accounts.
     -Weekly Purchases of Shares.


FOR MORE INFORMATION AND A PROSPECTUS
   The more information you have, the better your ability to make sound investment decisions. The CSW PowerShare prospectus provides more details about the Plan and about Central and South West Corporation. We encourage you to read this information before deciding whether to enroll in the Plan or to send any money.
   If you have any questions, please call CSW's Investor Services Department toll-free at 1-800-527-5797 weekdays between 9 a.m. and 4 p.m. Central time.


(C)1999 Central and South West Corporation. All rights reserved.

CSW Total EV(TM) is a trademark of Central and South West Corporation. EnerShop(TM) and PowerShare(TM) are service marks of Central and South West Corporation.
EnerACT(SM) is a service mark of EnerShop Inc., a subsidiary of Central and South West Corporation.
American Electric Power(R) is a registered trademark of American Electric Power Company, Inc.
Design: Walsh Associates
Photography: Phillip Radcliffe
Illustrations: Beppe Giacobbe
Printed on recycled paper

(Landscape print)
[FRONT OF CARD]


NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

BUSINESS REPLY MAIL
FIRST-CLASS MAIL  PERMIT NO. 2551  DALLAS TX

POSTAGE WILL BE PAID BY ADDRESSEE

INVESTOR SERVICES
CENTRAL AND SOUTH WEST CORPORATION
PO BOX 660164
DALLAS TX 75266-9874

[BACK OF CARD]
PowerShare (TRM)

(Landscape print)

PowerShare (TRM)
________________________________________________________________________________

Yes! I want more information about PowerShare (TRM).

Please type or print clearly and mail this completed form to:

Central and South West Corporation
Investor Services Department
P.O. Box 660164
Dallas, Texas 75266-0164

________________________________________________________________________________
Last Name                           First Name                    Middle Initial

________________________________________________________________________________
Address

________________________________________________________________________________


________________________________________________________________________________
City                                                   State            Zip


This does not constitute an offer to sell or a solicitation of an offer to buy securities. Such offers and solicitations are made by way of prospectus only, and no sales of common stock under the plan will be made or commitment to purchase accepted unless a copy of the prospectus is delivered. There is no obligation to participate in the plan, and these materials do not constitute the Corporation's recommendation to participate in the plan.

BACK OUTSIDE COVER:
Central and South West Corporation
1616 Woodall Rodgers Freeway
P. O. Box 660164
Dallas, Texas  75266-0164
Visit us on the Internet at http://csw.com

[document control code printed on bottom left]
Printed in U.S.A.
CSWAR98 240